TRANS-LUX CORPORATION & SUBSIDIARIES
                                                                   EXHIBIT 11
           COMPUTATION OF EARNINGS PER SHARE

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

                                                   FOR THE THREE MONTHS                   FOR THE NINE MONTHS
                                                    ENDED SEPTEMBER 30                    ENDED SEPTEMBER 30
                                                   --------------------                   -------------------
                                                  1995             1994                  1995               1994
                                                  ----             ----                  ----               ----
  Primary:
  --------
  Net income                                    $309,000         $241,000              $732,000         $1,011,000
                                               =========        =========             =========          =========

  Average common shares outstanding            1,251,000        1,248,000             1,249,000          1,247,000
  Assumes exercise of options reduced by
    the number of shares which could have
    been purchased with the proceeds from
    exercise of such options                       7,000           20,000                 9,000             21,000






                                               ---------        ---------             ---------          ---------
  Average common and common equivalent
    shares outstanding                         1,258,000        1,268,000             1,258,000          1,268,000
                                               =========        =========             =========          =========

  Primary earnings per share                       $0.24            $0.19                 $0.58              $0.80
                                               =========        =========             =========          =========

  Fully diluted:
  --------------
  Net income                                    $309,000         $241,000                     *         $1,011,000

  Add after tax interest expense applicable
    to 9% convertible subordinated debentures     65,000          115,000                                  345,000
                                               ---------        ---------                                ---------
  Adjusted net income                           $374,000         $356,000                               $1,356,000
                                               =========        =========                                =========

  Average common shares outstanding            1,251,000        1,248,000                                1,247,000
  Assumes exercise of options reduced by
    the number of shares which could have
    been purchased with the proceeds from
    exercise of such options                       9,000           20,000                                   21,000
  Assumes conversion of 9% convertible
    subordinated debentures                      384,000          710,000                                  710,000
                                               ---------        ---------                                ---------
  Average common and common equivalent
    shares outstanding                         1,644,000        1,978,000                                1,978,000
                                               =========        =========                                =========

  Fully diluted earnings per share                 $0.23            $0.18                                    $0.69
                                               =========        =========                                =========


  * Fully diluted earnings per share are not presented for the nine months ended September 30, 1995 as the effect is less than 3% dilutive.
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